Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Eileen Cassidy Rivera
eileen.rivera@vangent.com
(703) 284-5674
VANGENT, INC. ANNOUNCES FIRST QUARTER 2009 RESULTS
— Operating and Net Income Grew Over First Quarter 2008 —
Arlington, VA, May 7, 2009 — Vangent, Inc., a leading global provider of information management and strategic business process outsourcing services, today announced its first quarter 2009 results.
Vangent reported revenue of $137.5 million for the first quarter ended March 28, 2009, a decrease of $6.0 million or 4.2 % compared to $143.5 million in the year ago period. The decline in total revenue reflects a reduction of $4.5 million in revenue for the International Group primarily attributable to foreign currency exchange rate fluctuations, and a reduction of $1.1 million in revenue for the Commercial Group which continues to be impacted by the downturn in the economy. Revenue from Vangent’s Government Group increased by $0.6 million over the first quarter of 2008 to $117.8 million.
Operating income totaled $11.0 million in the first quarter of 2009, an increase of $2.6 million, or 31 percent, compared to $8.4 million in the first quarter of 2008. Vangent’s net income for the first quarter of 2009 totaled $1.0 million, its first ever quarter with positive GAAP net income, compared to a net loss of $2.4 million for the same quarter last year. Adjusted EBITDA was $20.1 million for the first quarter of 2009, compared to $19.8 million for the three months ended March 29, 2008. Improvements in operating income and net income primarily resulted from Vangent’s ability to achieve general and administrative savings during the first quarter of 2009. In addition, costs related to Vangent’s settlement of a contract dispute in the first quarter of 2008 are reflected in improvements in operating income and net income in the first quarter of 2009.
“Our business performed well in the first quarter despite a challenging economic environment and unfavorable fluctuations in foreign currency exchange rates,” said Mac Curtis, President and Chief Executive Officer of Vangent. “Through a disciplined approach to our operations and continuing growth from our core customer base, we delivered significant quarter over quarter improvements in net income and operating income. As we look ahead to the remainder of the year, we are confident we are well positioned to grow our business, especially in areas where the Obama Administration is focused such as health care and education.”
Pipeline, Backlog and Contract Awards
Vangent booked $24 million of new business in the first quarter, a period in which new contract awards are generally slower. The Company’s new business pipeline stands at over $4 billion.
Vangent’s total contract backlog, which is the amount of revenue the company expects to realize over the remaining term of the contracts, including the base period and all option years, was $1.5 billion at March 28, 2009. Vangent’s funded backlog, which is the portion for which funding has been authorized, was $407.5 million at March 28, 2009.

•	Vangent won a Prime contract position on the Alliant Government-Wide Acquisition Contract vehicle from the General Services Administration. Vangent has the opportunity to provide information technology services under a 10-year, Indefinite-Delivery/Indefinite-Quantity contract with a total $50 billion ceiling for all contract awardees;
•	Vangent won a contract valued at $2.9 million with the Defense Logistics Agency’s Defense Distribution Center for consulting and technical services;
•	Vangent won new business valued at $2.5 million related to Vangent’s role as a subcontractor to Lockheed Martin on the 2010 U.S. Census Decennial Response Integrated Services Program; and
•	Vangent’s International Group won a contract valued at $3 million with the City of Buenos Aires, Argentina to provide infraction management services.
Mr. Curtis continued, “While we were disappointed with the slow pace of new business awards during the first quarter of 2009, we made significant strides in positioning our business to capitalize on emerging opportunities tied to the American Recovery and Reinvestment Act (ARRA) of 2009. Although programs related to ARRA are still in the early stages of development, we remain committed to aggressively pursuing new business opportunities and are confident that our hard work will pay off.”
Liquidity, Cash Flow and Balance Sheet Information
Total long-term debt at March 28, 2009 was $420.4 million. Cash and cash equivalents were $8.8 million at the end of the first quarter of 2009 compared to $21.1 million at December 31, 2008. Net cash used in operating activities was $9.8 million for the quarter ended March 28, 2009, compared to net cash provided by operating activities of $3.6 million in the year ago quarter. Vangent’s total liquidity, which includes $50.0 million available under its revolving credit facility, was $58.8 million at March 28, 2009.
Q1 2009 Financial Results Conference Call: Will take place on Thursday, May 7 at 11:00 am ET. Interested parties may call 877-795-3638 and request the “Vangent Q1 2009 Financial Results Conference Call,” conference ID # 2442783.
Audio Replay: A replay of the earnings call can be heard after 2 p.m. on May 7 until May 21, 2009. To hear the replay, dial 888-203-1112 and enter the same conference ID # 2442783. For interested parties outside the U.S. and Canada, dial 719-457-0820 and enter the same conference ID #.
Vangent’s first quarter 2009 financials including the quarterly report on Form 10-Q will be made available on the Company’s website at www.vangent.com following the completion of the Vangent Q1 2009 Financial Results Conference Call.
About Vangent, Inc.
With over 6,000 employees worldwide, Vangent, Inc. is a global provider of Consulting, Systems Integration, Human Capital Management and Strategic Business Process Outsourcing services to the U.S. federal and international governments, higher education institutions and corporations. Clients include the Centers for Medicare & Medicaid Services, the U.S. Departments of Defense, Education, Health and Human Services, Justice, Labor, State and the U.S. Office of Personnel Management, as well as Fortune 500 companies. Headquartered in Arlington, Virginia, the company has offices throughout the U.S. and in the U.K., Canada, Mexico, Venezuela and Argentina.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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Vangent, Inc.
Condensed Consolidated Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended
	March 29,	March 28,
	2008	2009
Revenue	$143,475	$137,472
Cost of revenue	117,166	111,904

Gross profit	26,309	25,568
General and administrative expenses	13,784	10,291
Selling and marketing expenses	4,131	4,317

Operating income	8,394	10,960
Interest expense	9,218	8,400
Interest income	(268)	(29)

Income (loss) before income taxes	(556)	2,589
Provision for income taxes	1,868	1,625

Net income (loss)	$(2,424)	$964

Vangent, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	March 28,
	2008	2009
Assets
Current assets:
Cash and cash equivalents	$21,134	$8,808
Trade receivables, net	129,859	131,972
Other receivables and prepaid items	12,413	14,312

Total current assets	163,406	155,092

Property and equipment, net	27,152	27,016
Goodwill and intangible assets, net	464,865	459,533
Deferred debt financing costs and other	10,851	10,426

Total assets	$666,274	$652,067

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued expenses	$73,172	$61,958
Accrued interest	8,304	3,347
Other	6,657	5,760

Total current liabilities	88,133	71,065

Long-term debt, net of current portion	420,366	420,366
Other liabilities	13,138	14,569

Total liabilities	521,637	506,000

Stockholder’s equity	144,637	146,067

Total liabilities and stockholder’s equity	$666,274	$652,067

Vangent, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 29,	March 28,
	2008	2009
Cash flows from operating activities
Net income (loss)	$(2,424)	$964
Depreciation and amortization	8,419	8,346
Equity-based compensation expense	247	253
Deferred income taxes	1,523	1,572
Net changes in operating assets and liabilities:
Trade receivables and other assets	(13,960)	(3,659)
Accounts payable and other liabilities	9,751	(17,302)

Net cash provided by (used in) operating activities	3,556	(9,826)

Cash flows from investing activities
Capital expenditures	(1,570)	(2,309)

Net cash used in investing activities	(1,570)	(2,309)

Cash flows from financing activities
Repayment of long-term debt	(5,525)	—
Capital lease payments	(74)	(82)

Net cash used in financing activities	(5,599)	(82)
Effect of exchange rate changes on cash and cash equivalents	20	(109)

Net decrease in cash and cash equivalents	(3,593)	(12,326)
Cash and cash equivalents, beginning of period	26,093	21,134

Cash and cash equivalents, end of period	$22,500	$8,808

Vangent, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

			Twelve
			Months
	Three Months Ended		Ended
	March 29,	March 28,	March 28,
	2008	2009	2009
Net income (loss)	$(2,424)	$964	$(23,119)
Provision for income taxes	1,868	1,625	5,311
Interest expense, net	8,950	8,371	34,633
Depreciation and amortization	8,419	8,346	34,526

EBITDA (a)	16,813	19,306	51,351

Goodwill impairment charge	—	—	16,751
Equity-based compensation expense	247	253	1,059
TSA adjustment	20	—	(68)
Net transition and contract settlement costs	2,416	65	2,586
Management fee and expenses	281	368	1,251
Other	—	106	387

Adjusted EBITDA (b)	$19,777	$20,098	$73,317

(a)	EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. Management uses this measure as an indicator of operating performance. EBITDA is not an indicator of financial performance under generally accepted accounting principles (“GAAP”) or a measure of liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income (loss) before income taxes, cash flows from operating activities, or other traditional indicators of operating performance.

(b)	Adjusted EBITDA is a financial measure used to calculate the leverage ratio, a financial covenant under the Company’s senior secured credit facility. Adjusted EBITDA is adjusted to exclude unusual and non-recurring items including (i) noncash goodwill impairment charge, (ii) equity-based compensation expense, (iii) non-recurring contract settlement costs, and (iv) certain costs resulting from our separation from Pearson plc net of certain overhead and infrastructure costs.
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